LOUDEYE CORP. AND SUBSIDIARIES

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

and Stockholders of Loudeye Corp.

      In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of stockholders’ equity, and of cash flows present fairly, in all material respects, the financial position of Loudeye Corp. (formerly Loudeye Technologies, Inc.) and subsidiaries at December 31, 2003 and 2002, and the results of their operations and of their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion. The consolidated financial statements of Loudeye Technologies, Inc. and subsidiaries, for the year ended December 31, 2001, prior to the revision described in Note 2, were audited by other independent auditors who have ceased operations. Those independent auditors expressed an unqualified opinion on those consolidated financial statements in their report dated February 14, 2002.

      As described in Note 2, the Company adopted the provisions of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” as of January 1, 2002.

      In June 2004, the Company acquired On Demand Distribution Limited (“OD2”). The terms of this acquisition require the payment of £9.6 million (approximately $17.3 million based on exchange rates as of September 30, 2004, including approximately $2.6 million to be held in escrow and not yet accounted for) through November 30, 2005, to OD2’s shareholders, plus additional contingent consideration of up to £10.0 million (approximately $18.0 million based on exchange rates as of September 30, 2004) if OD2 achieves certain financial performance targets during the period through November 30, 2006. The payments are to be made in British pounds, and accordingly, the Company is exposed to risks with changes in the prevailing exchange rate. Any decrease in the value of the U.S. dollar against the British pound will cause a proportional increase in the amount of the future consideration the Company must pay to the former OD2 shareholders. The Company may elect to pay amounts due to OD2’s shareholders in shares of the Company’s common stock. However, in accordance with the rules of the NASDAQ Stock Market, approval of the Company’s stockholders (excluding shares issued in connection with the OD2 transaction) will be required prior to any election to satisfy these payments in shares. Such approval cannot be assured. As discussed in Note 1, if the stockholders do not approve the issuance of the additional common shares, the Company will be unable to pay the OD2 transaction amounts due in 2005 in cash. In addition, as a result of the Company’s acquisition of OD2, the Company will be required to provide additional funding to support OD2’s ongoing operations. There can be no assurance that the Company’s cash balances after December 31, 2004 will be sufficient to sustain its operations in 2005 and to fund the ongoing operations of OD2.

      As discussed above, the consolidated financial statements of Loudeye Technologies, Inc. for the year ended December 31, 2001 were audited by other independent auditors who have ceased operations. As described in Note 2, these consolidated financial statements have been revised to include the transitional disclosures required by Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” which was adopted by the Company as of January 1, 2002. We audited the transitional disclosures described in Note 2. In our opinion, the transitional disclosures for 2001 in Note 2 are appropriate. However, we were not engaged to audit, review or apply any procedures to the 2001 consolidated financial statements of the Company other than with respect to such disclosures and, accordingly, we do not express an opinion or any other form of assurance on the 2001 consolidated financial statements taken as a whole.

/S/ PRICEWATERHOUSECOOPERS LLP

Seattle, Washington

March 18, 2004, except for the second, third and fourth paragraphs of
Note 1 as to which the date is October 28, 2004

REPORT OF ARTHUR ANDERSEN LLP

      The following is a copy of the report of Arthur Andersen LLP dated February 14, 2002 on their audits of the financial statements of Loudeye Technologies, Inc and subsidiaries for December 31, 2001 and 2000 and each of the three years in the period ended December 31, 2001. Arthur Andersen LLP has ceased operations and has not reissued this report. In 2002, the Company adopted the provisions of the Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (SFAS No. 142). As discussed in Note 2, the Company has presented the transitional disclosures for 2001 required by SFAS No. 142. The Arthur Andersen LLP report does not extend to these changes to the 2001 consolidated financial statements. These revisions to the 2001 consolidated financial statements were reported on by PricewaterhouseCoopers LLP as stated in their report appearing herein. The footnote shown below was not part of Arthur Andersen LLP’s report.

To Loudeye Technologies, Inc.:

      We have audited the accompanying consolidated balance sheets of Loudeye Technologies, Inc. and subsidiaries (Loudeye) as of December 31, 2001* and 2000*, and the related consolidated statements of operations, stockholders equity (deficit) and cash flows for each of the three years* in the period ended December 31, 2001. These financial statements are the responsibility of Loudeye’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Loudeye Technologies, Inc. and subsidiaries as of December 31, 2001* and 2000*, and the results of their operations and their cash flows for each of the three years* in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States.

/S/ ARTHUR ANDERSEN LLP

February 14, 2002

Seattle, Washington

*  The consolidated balance sheets as of December 31, 2001 and 2000 and the consolidated statements of operations, of stockholders’ equity and of cash flows for the years ended December 31, 2000 and 1999 are not required to be included in this registration statement on Form S-1.

LOUDEYE CORP.

CONSOLIDATED BALANCE SHEETS

	December 31,

	2003	2002

	(In thousands, except per
	share amounts)
ASSETS
Cash and cash equivalents	$12,480	$1,780
Short-term investments	9,460	9,978
Accounts receivable, net of allowances of $235 and $254 respectively	1,781	2,107
Notes receivable from related parties	—	1,187
Prepaids and other	345	736
Assets held for sale	363	681

Total current assets	24,429	16,469
Restricted investments	316	1,500
Property and equipment, net	1,123	2,002
Goodwill	—	5,307
Intangible assets, net	86	1,758
Other assets, net	360	821
Assets held for sale	730	1,672

Total assets	$27,044	$29,529

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$1,229	$1,193
Line of credit	1,285	—
Accrued compensation and benefits	378	904
Other accrued expenses	1,155	1,424
Accrued special charges	1,670	2,903
Accrued acquisition consideration	—	1,059
Deposits and deferred revenue	485	305
Current portion of long-term debt and capital leases	1,348	773
Liabilities related to assets held for sale	98	25

Total current liabilities	7,648	8,586
Deposits and deferred revenue	228	—
Long-term debt and capital leases, net of current portion	2,135	591

Total liabilities	10,011	9,177
Commitments and contingencies
Stockholders’ Equity
Preferred stock, $0.001 par value, 5,000 shares authorized, none outstanding	—	—
Common stock, treasury stock and additional paid-in capital and warrants; for common stock $0.001 par value, 100,000 shares authorized; 56,974 issued and outstanding in 2003 and 53,871 and 47,176 shares issued and outstanding in 2002	210,134	194,195
Deferred stock compensation	(214)	(130)
Accumulated deficit	(192,887)	(173,713)

Total stockholders’ equity	17,033	20,352

Total liabilities and stockholders’ equity	$27,044	$29,529

The accompanying notes are an integral part of these consolidated financial statements.

LOUDEYE CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31,

	2003	2002	2001

	(In thousands, except per share
	amounts)
REVENUES	$11,948	$12,681	$10,388
COST OF REVENUES
Other cost of revenues	7,144	13,347	12,737
Non-cash stock-based compensation	62	(34)	—

Total cost of revenues	7,206	13,313	12,737

Gross profit (loss)	4,742	(632)	(2,349)
OPERATING EXPENSES
Research and development (excluding non-cash stock-based compensation of $57 in 2003 and $(21) in 2002)	1,688	3,159	9,719
Sales and marketing (excluding non-cash stock-based compensation of $47 in 2003 and $(55) in 2002	3,286	7,667	9,409
General and administrative (excluding non-cash stock-based compensation of $1,194 in 2003 and $(307) in 2002)	7,778	11,375	11,102
Amortization of intangibles and other assets	1,100	3,043	8,173
Stock-based compensation	1,298	(383)	359
Special charges — goodwill impairments	5,307	—	9,418
Special charges — other	3,392	6,846	27,843

Total operating expenses	23,849	31,707	76,023
OPERATING LOSS	(19,107)	(32,339)	(78,372)
OTHER INCOME (EXPENSE), net
Interest income	347	1,149	3,157
Interest expense	(286)	(631)	(1,181)
Increase in fair value of common stock warrants	(248)	—	—
Other, net	120	659	—

Total other income (expense)	(67)	1,177	1,976

NET LOSS	$(19,174)	$(31,162)	$(76,396)

Net loss per share — basic and diluted	$(0.39)	$(0.75)	$(1.84)

Weighted average shares — basic and diluted	49,797	41,393	41,429

The accompanying notes are an integral part of these consolidated financial statements.

LOUDEYE CORP.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	Common Stock,
	Treasury Stock and
	Additional Paid-in
	Capital		Deferred		Total
			Stock	Accumulated	Stockholders’
	Shares	Amount	Compensation	Deficit	Equity

	(In thousands)
BALANCES, January 1, 2001	37,072	$185,609	$(3,387)	$(66,154)	$116,068
Issuance of shares for acquisition and strategic partnerships	7,153	10,836	—	—	10,836
Repurchase of common stock	(4,000)	(2,000)	—	—	(2,000)
Other	—	61	—	—	61
Stock option exercises, repurchases and shares issued under ESPP	250	266	—	—	266
Modification of common stock options	—	(2,145)	943	—	(1,202)
Amortization of deferred stock compensation	—	—	1,561	—	1,561
Net loss	—	—	—	(76,396)	(76,396)

BALANCES, December 31, 2001	40,475	192,627	(883)	(142,550)	49,194
Issuance of shares for acquisitions	9,228	3,786	—	—	3,786
Repurchase of shares	(2,696)	(1,105)	—	—	(1,105)
Stock option exercises and shares issued under ESPP	169	57	—	—	57
Amortization of deferred stock compensation, net of cancellations	—	(1,170)	753	—	(417)
Net loss	—	—	—	(31,162)	(31,162)

BALANCES, December 31, 2002	47,176	194,195	(130)	(173,713)	20,352
Repurchase of common stock	(1,469)	(425)	—	—	(425)
Stock option and warrant exercises and shares issued under ESPP	2,084	2,023	—	—	2,023
Shares issued in private placement	7,839	9,975	—	—	9,975
Conversion of common stock warrants from a liability to equity	—	1,704	—	—	1,704
Shares issued to pay accrued acquisition consideration	636	1,118	—	—	1,118
Shares issued for prior acquisitions and accrued bonus	629	25	—	—	25
Deferred stock-based compensation	—	544	(544)	—	—
Amortization of deferred stock-based compensation, net of cancellations	—	—	460	—	460
Stock-based compensation	79	900	—	—	900
Issuance of common stock warrants	—	75	—	—	75
Net loss	—	—	—	(19,174)	(19,174)

BALANCES, December 31, 2003	56,974	$210,134	$(214)	$(192,887)	$17,033

The accompanying notes are an integral part of these consolidated financial statements.

LOUDEYE CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,

	2003	2002	2001

	(In thousands)
OPERATING ACTIVITIES
Net loss	$(19,174)	$(31,162)	$(76,396)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	2,378	7,223	15,422
Special charges and other non-cash items	6,744	3,575	29,736
Other income from final settlement of acquisition terms	—	(700)	—
Stock-based compensation	1,360	(417)	359
Increase in fair value of common stock warrants	248	—	—
Changes in operating assets and liabilities, net of amounts acquired:
Accounts receivable	326	358	2,902
Prepaid expenses and other	1,889	464	396
Accounts payable	36	24	(1,162)
Accrued compensation, benefits and other expenses	(1,916)	(1,226)	2,610
Deposits and deferred revenue	408	(306)	(161)
Assets and liabilities held for sale	402	(109)	—

Cash used in operating activities	(7,299)	(22,276)	(26,294)

INVESTING ACTIVITIES
Purchases of property and equipment	(115)	(1,676)	(2,696)
Proceeds from sales of property and equipment	185	109	—
Cash paid for acquisition of business and technology, net of cash acquired	(82)	(2,361)	(9,580)
Loans made to related party and related interest	—	(801)	—
Payments received on loans made to related party	1,187	734	—
Purchases of short-term investments	(11,750)	(11,105)	—
Sales of short-term investments	12,268	23,563	19,689

Cash provided by investing activities	1,693	8,463	7,413

FINANCING ACTIVITIES
Proceeds from sale of stock and exercise of options	2,023	47	270
Proceeds from private equity placement financing, net	11,431	—	—
Proceeds from line of credit and long-term debt	8,320	—	18,908
Principal payments on line of credit and long-term obligations	(5,043)	(20,495)	(11,827)
Loans made to related party and related interest	—	—	(1,000)
Repurchase of common stock from related party	(425)	(1,118)	(2,000)

Cash provided by (used in) financing activities	16,306	(21,566)	4,351

Net change in cash and cash equivalents	10,700	(35,379)	(14,530)
Cash and cash equivalents, beginning of period	1,780	37,159	51,689

Cash and cash equivalents, end of period	$12,480	$1,780	$37,159

Supplemental disclosures:
Cash paid for interest	$200	$623	$970
Issuance of common stock for acquisitions of businesses	—	3,786	10,756
Repayment of related party note with shares	—	777	—
Issuance of common stock to pay accrued acquisition consideration and accrued interest	1,118	—	—
Assets acquired under capital leases	112	467	368
Reversal of deferred stock compensation as a result of option cancellations	—	1,170	—
Issuance of common stock and common stock warrants to strategic partners	—	—	76
Conversion of common stock warrants from a liability to equity	1,704	—	—

The accompanying notes are an integral part of these consolidated financial statements.

LOUDEYE CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2003

1.	The Company, Risks and Uncertainties, and Basis of Consolidation:

The Company

      Loudeye Corp. (the “Company” or “Loudeye”) provides digital media services and media restoration services. The Company is headquartered in Seattle, Washington and to date has conducted business in the United States, Canada and Europe in two business segments, digital media services and media restoration services.

      On June 22, 2004, Loudeye acquired On Demand Distribution Limited (“OD2”), a privately held digital music provider based in Europe. Under the terms of the OD2 transaction, Loudeye is obligated to pay an additional £9.6 million (approximately $17.3 million based on exchange rates as of September 30, 2004, including approximately $2.6 million to be held in escrow and not yet accounted for) in deferred consideration through November 30, 2005, to OD2’s shareholders, plus additional contingent consideration of up to £10.0 million (approximately $18.0 million based on exchange rates as of September 30, 2004) if OD2 achieves certain financial performance targets during the period through November 30, 2006. These amounts include 15% of the additional and contingent consideration that may be held in escrow by Loudeye for a period of eighteen months from the date of the acquisition to satisfy certain claims, if any, related to indemnification obligations of the former OD2 shareholders and working capital adjustments. The payments are to be made in British pounds, and accordingly, Loudeye is exposed to risks with changes in the prevailing exchange rate. Any decrease in the value of the U.S. dollar against the British pound will cause a proportional increase in the amount of the future consideration Loudeye must pay to the former OD2 shareholders. Loudeye may elect to pay amounts due to OD2’s shareholders in shares of Loudeye’s common stock. However, in accordance with the rules of the NASDAQ Stock Market, approval of Loudeye’s stockholders (excluding shares issued in connection with the OD2 transaction) will be required prior to any election to satisfy these payments in shares. Loudeye has scheduled a special stockholder meeting for December 8, 2004, seeking approval of its stockholders for issuance of shares of common stock to satisfy the deferred and contingent consideration obligations. Such approval cannot be assured. If stockholder approval is not obtained, Loudeye would not be able to pay the additional amounts due related to the OD2 transaction in 2005 unless it obtains additional funds through an equity or debt financing transaction. In addition, as a result of Loudeye’s acquisition of OD2, Loudeye will be required to provide additional funding to support OD2’s ongoing operations. There can be no assurance that Loudeye’s cash balances after December 31, 2004 will be sufficient to sustain its operations in 2005 and to fund the ongoing operations of OD2.

      Loudeye has incurred net losses and negative cash flows from operations since inception and has an accumulated deficit of $203.6 million at September 30, 2004. Loudeye’s operating expenses have increased as a result of the OD2 acquisition. Historically, Loudeye has funded its operations through equity transactions, leases and debt. However, there can be no assurance that Loudeye’s cash balances after December 31, 2004 will be sufficient to sustain its operations until profitable operations and positive cash flows are achieved.

      Accordingly, Loudeye may require additional capital or debt financing subsequent to December 31, 2004 to fund its operations and the amounts due in 2005 related to the OD2 transaction. There can be no assurance that additional capital or debt will be available to Loudeye on acceptable terms, or at all. If Loudeye lacks necessary cash or debt financing capacity during 2005, Loudeye may not only be unable to pay the scheduled OD2 transaction amounts in 2005 but might also have to delay or abandon some or all of its development plans or otherwise forego market opportunities. Loudeye’s inability to execute on its strategy could result in increased expenses and decreased revenues, either or both of which could seriously harm Loudeye’s business, results of operations and financial condition subsequent to December 31, 2004.

LOUDEYE CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Risks and Uncertainties

      The Company is subject to a number of risks similar to other companies in a comparable stage of development including reliance on key personnel, successful marketing of its services in an emerging market, competition from other companies with greater technical, financial, management and marketing resources, successful development of new services, successful integration of acquired businesses and technology, the enhancement of existing services, and the ability to secure adequate financing to support future operations.

      The Company has incurred net losses and negative cash flows from operations since inception and has an accumulated deficit of $192.9 million at December 31, 2003. Management has restructured the Company’s operations, reduced its work force, renegotiated leases, and taken other actions to limit the Company’s expenditures. In August 2003, the Company sold shares of common stock in a private placement transaction that raised net proceeds of approximately $11.4 million.

      In the first quarter of 2004, the Company completed an additional private placement financing transaction that resulted in net proceeds of approximately $18.9 million. The Company believes that its existing cash, cash equivalents, and short-term investments will be sufficient to fund its operations and meet its working capital and capital expenditure requirements for 2004. However, there can be no assurance that the Company’s cash balances will be sufficient to sustain its operations until profitable operations and positive cash flows are achieved. Accordingly, the Company may require additional capital to fund its operations. There can be no assurance that additional capital will be available to the Company on acceptable terms, or at all.

Basis of Consolidation

      The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.

2.	Summary of Significant Accounting Policies

Cash and Cash Equivalents

      The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. Cash and cash equivalents consist of demand deposits and money market accounts maintained with financial institutions and certain other investment grade instruments, which at times exceeds federally insured limits. The Company has not experienced any losses on its cash and cash equivalents

Short-term Investments

      The Company has invested amounts in investment-grade government obligations, institutional money market funds and other obligations with FDIC insured U.S. banks. Marketable securities are accounted for as available for sale. These securities all mature within one year and reported amounts approximate fair value due to the relatively short maturities of these investments and their relatively low risk.

      The Company has approximately $316,000 of short-term investments which are utilized as collateral for certain irrevocable standby letters of credit. Accordingly, these investments are classified as restricted investments in the consolidated balance sheets. These securities all mature within one year and reported amounts approximate fair value due to the relatively short maturities of these investments. These investments are related to standby letters of credit required for certain lease agreements which expire through 2005. Accordingly, the restricted investments have been classified in long-term assets in the accompanying consolidated balance sheets.

LOUDEYE CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Impairment of Long-lived Assets

      The Company assesses the recoverability of long-lived assets whenever events or changes in business circumstances indicate that the carrying value of an asset may not be recoverable. An impairment loss is recognized when the sum of the expected undiscounted future net cash flows over the remaining useful life is less than the carrying amount of the asset. As described in Note 4, the Company recorded impairment charges of $6.7 million, $3.6 million and $27.9 million in 2003, 2002 and 2001, respectively. These amounts are included in Special Charges in the accompanying consolidated statements of operations.

Advertising Costs

      Advertising costs are expensed as incurred. The Company incurred $85,000, $787,000 and $122,000 in advertising costs for the years ended December 31, 2003, 2002 and 2001, respectively. These expenses have been included as a component of sales and marketing expenses in the accompanying consolidated statements of operations.

Fair Value of Financial Instruments and Concentrations of Credit Risk

      Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash and cash equivalents, short-term investments, and long-term obligations. Fair values of cash and cash equivalents approximate their carrying value due to the short period of time to maturity. Short-term investments are reported at their market value. The carrying value of the Company’s line of credit and long-term obligations approximate fair value because the interest rates of the obligations reflects the current market rates of similar facilities for comparable companies. In addition, the interest rates on the line of credit and term loan are variable.

      The Company is exposed to credit risk since it extends credit to its customers. The Company performs initial and ongoing evaluations of its customers’ financial condition, and generally extends credit on open account, requiring collateral as deemed necessary.

      During the three years in the period ended December 31, 2003, the company had sales to certain significant customers, as a percentage of revenues, as follows:

	2003	2002	2001

Customer A	5%	10%	—
Customer B	11%	13%	17%

	16%	23%	17%

      Revenues from Customer A were reported primarily in the Digital Media Services segment and revenues from Customer B were reported primarily in the Media Restoration Services segment.

Property and Equipment

      Property and equipment is stated at historical cost less accumulated depreciation and impairment write-downs. Depreciation is computed using the straight-line method over the estimated useful lives of the property and equipment, ranging from three to five years. Leasehold improvements are amortized over the lesser of the applicable lease term or the estimated useful life of the asset. Expenditures and improvements that increase the value or extend the life of an asset are capitalized. Expenditures for maintenance and repair are expensed as incurred. Gains or losses on the disposition of assets are reflected in the consolidated statement of operations in the period of disposal.

LOUDEYE CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Goodwill and Intangible Assets

      The Company adopted Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (FAS 142) effective January 1, 2002. Under the new rule, goodwill and intangible assets deemed to have indefinite lives are no longer amortized, but are subject to, at a minimum, annual impairment tests in accordance with the Statement. The Company completes its annual impairment test as of November 30 of each year. This change has reduced amortization expense during the years ended December 31, 2003 and 2002 compared to prior years. Other than goodwill, the Company has no intangible assets deemed to have indefinite lives. The impact of adopting FAS 142 on the Company’s net loss and net loss per share for 2001, as if FAS 142 had been adopted effective January 1, 2001, is as follows (in thousands, except per share amounts):

2001

Net loss, as reported	$(76,396)
Goodwill amortization	2,422
Amortization of intangible assets reclassified to goodwill	152

Adjusted net loss	$(73,822)

Basic and diluted net loss per share:
Net loss, as reported	$(1.84)
Goodwill amortization	0.06
Amortization of intangible assets reclassified to goodwill	—

Adjusted net loss	$(1.78)

      The Company determined that it has three reporting units for purposes of FAS 142; Enterprise Communications, Digital Media Services, and Restoration. The Company’s Digital Media Services segment consists of the Enterprise Communications and Digital Media Services reporting units. Assets reclassified to goodwill ($222,000) consisted of acquired technology and workforce from the Company’s acquisition of Vidipax. The Company performed its annual impairment tests for 2002 under FAS 142 and recorded resulting impairment charges. These charges are discussed in greater detail in Note 4. The Company does not have any goodwill at December 31, 2003.

Software Development Costs

      Research and development costs consist primarily of salaries, wages and benefits for development personnel and are expensed as incurred. Software developed for internal use is capitalized once the preliminary project stage has been completed and management has committed to funding the continuation of the development project. Capitalization is ceased when the software project is substantially complete and ready for its intended use. Internally developed software and software acquired in business combinations are recorded in other long term assets and intangibles, respectively. Purchased software is recorded in property, plant and equipment.

Stock-Based Compensation

      The Company accounts for stock-based employee compensation plans under the recognition and measurement principles of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issues to Employees,” (APB No. 25), as interpreted by Financial Accounting Standards Board Interpretation No. 44, “Accounting for Certain Transactions Involving Stock Compensation, an Interpretation of APB No. 25” (FIN 44) and related interpretations. In addition, the Company complies with the disclosure provisions of Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based

LOUDEYE CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Compensation” (FAS 123) and related interpretations. The Company records deferred stock-based compensation for the difference between the exercise price of employee stock options and the fair value of the Company’s common stock at the date of grant. These differences are deferred and amortized on an accelerated basis over the vesting period of the individual options in accordance with Financial Accounting Standards Board Interpretation No. 28, “Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans” (FIN 28).

      Equity instruments issued to non-employees are accounted for in accordance with the provisions of Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” (FAS 123) and Emerging Issues Task Force Issue No. 96-18, “Accounting for Equity Investments that are Issued to Other than Employees for Acquiring or in Conjunction with Selling Goods or Services” (EITF 96-18) and related interpretations.

      Stock-based compensation for the year ended December 31, 2003 totaled $1.4 million, consisting of the amortization of deferred stock compensation of $460,000, of which $62,000 is included in cost of revenues, stock-based compensation expense of $730,000 related to options granted to a member of the Company’s board of directors for consulting services, variable stock compensation expense of $64,000 related to stock options that were repriced in 2001, stock and options issued to former employees as severance and termination benefits of $99,000, and stock options issued to an outside consultant of $7,000. Stock-based compensation was a credit of $417,000 for the year ended December 31, 2002, of which $34,000 is included in cost of revenues, consisting of the amortization of deferred stock compensation net of the reversal of expense related to accelerated amortization for options that were cancelled. Stock-based compensation totaled $359,000 for the year ended December 31, 2001, consisting of the amortization of deferred stock compensation.

      The Company records stock-based compensation charges as a separate component of expenses. These amounts can be allocated to the other expense categories in the accompanying consolidated statements of operations as follows for the year ended December 31, 2001 (in thousands):

Production (cost of revenues)	$30
Research and development	19
Sales and marketing	50
General and administrative	260

$359

LOUDEYE CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The following table illustrates the effect on net loss and loss per share if the Company had applied the fair value recognition provisions of FAS 123 to stock-based employee compensation and shares issued to employees under the Company’s employee stock purchase plan (in thousands):

	Years Ended December 31,

	2003	2002	2001

Net loss, as reported	$(19,174)	$(31,162)	$(76,396)
Add: stock-based employee compensation expense (credit) included in reported net loss	593	(417)	359
Deduct: total stock-based employee compensation expense determined under fair value method for all awards	(929)	(1,114)	(1,223)

Pro forma net loss	$(19,510)	$(32,693)	$(77,260)

Loss per share:
Basic and diluted — as reported	$(0.39)	$(0.75)	$(1.84)
Basic and diluted — pro-forma	$(0.39)	$(0.79)	$(1.86)

      To determine compensation expense under FAS 123, the Company used the following assumptions:

	2003	2002	2001

Risk-free interest rates	2.68- 5.71%	3.93- 5.71%	4.0- 5.71%
Expected lives	5 years	5 years	5 years
Expected dividend yields	0%	0%	0%
Expected volatility	135-136%	75%	75%

Income Taxes

      The Company recognizes deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Deferred tax assets and liabilities are determined based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the periods in which the differences are expected to reverse. A valuation allowance is recorded when it is more likely than not that the net deferred tax asset will not be realized.

Segments

      The Company has adopted Statement of Financial Accounting Standards No. 131, “Disclosure about Segments of an Enterprise and Related Information,” which establishes annual and interim reporting standards for an enterprise’s operating segments and related disclosures about its products, services, geographic areas and major customers. Management has determined that the Company operates in two segments, digital media services and media restoration services.

Guarantees

      In the normal course of business, the Company indemnifies other parties, including business partners, lessors and parties to other transactions with the Company. The Company has agreed to hold the other parties harmless against losses arising from a breach of representation or covenants, or out of intellectual property infringement or other claims made by third parties. These agreements may limit the time within which an indemnification claim can be made. In addition, the Company has entered into indemnification agreements with certain of its officers and directors and the Company’s by-laws contain similar indemnification obligations to the Company’s officers and directors. It is not possible to determine the

LOUDEYE CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

maximum potential amount under these indemnification agreements since the Company has not had any prior indemnification claim upon which to base an estimate and each claim would be based on the unique facts and circumstances of the claim and the particular provisions of each agreement.

Comprehensive Income

      The Company has adopted the provisions of Statement of Accounting Standards No. 130, “Reporting Comprehensive Income” (FAS 130). FAS 130 requires the disclosure of comprehensive income or loss and its components in the consolidated financial statements. Comprehensive income or loss is the change in stockholders’ equity from transactions and other events and circumstances other than those resulting from investments by owners and distributions to owners. The Company had no such transactions in 2003, 2002 or 2001.

Reclassifications

      Certain information reported in previous periods has been reclassified to conform to the current period presentation. These reclassifications had no impact on net loss, stockholders’ equity, or cash flows as reported previously.

Use of Estimates

      The preparation of the financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      Management’s assessments of the impairment of property and equipment and intangible assets are sensitive accounting estimates that could result in additional impairment charges in the near term. Factors that impact these estimates include, but are not limited to, possible changes in business plans, decreases in the market price of the Company’s common stock and declining financial results.

      Management evaluates the potential loss exposure on various claims and lawsuits arising in the normal course of business. An accrual is made if the amount of a particular claim or lawsuit is probable and reasonably estimable.

Recent Accounting Pronouncements

      In 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 143, “Accounting for Asset Retirement Obligations” (FAS 143), which establishes requirements for the financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. The standard is effective for fiscal years beginning after June 15, 2002. The adoption of this statement has not impacted the results of operations or the financial position of the Company.

      In 2002, the FASB issued statement of Financial Accounting Standards No. 145, “Rescission of FASB Statements No. 4, 44 and 64, Amendment to FASB Statement No. 13, and Technical Corrections” (FAS 145). FAS 145 eliminates the requirement in FAS 4 that gains and losses from the extinguishments of debt be aggregated and classified as extraordinary items, net of the related income tax. The rescission of FAS 4 is effective for fiscal years beginning after May 15, 2002. Adoption of this statement has not impacted the results of operations or the financial position of the Company.

LOUDEYE CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      In 2002, the FASB issued Statement of Financial Accounting Standards no. 146, “Accounting for Costs Associated with Exit or Disposal Activities” (FAS 146). FAS 146 requires the recognition of such costs when they are incurred rather than at the date of a commitment to an exit or disposal plan. The provisions of FAS 146 are to be applied prospectively to exit or disposal activities initiated after December 31, 2002. The Company adopted the provisions of FAS 146 on January 1, 2003. As discussed in Note 4, the Company recorded restructuring charges under FAS 146 for activities initiated after December 31, 2002.

      In April 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities,” which is generally effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003. SFAS 149 clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative as discussed in SFAS No. 133, when a derivative contains a financing component, amends the definition of an “underlying” to conform it to the language used in FASB interpretation No. 45, “Guarantor Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” and amends certain other existing pronouncements. The adoption of this standard did not have an impact on the results of operations or financial position of the Company.

      In May 2003, the FASB issued Statement of Financial Accounting Standard No. 150 “Accounting for Certain Financial Instruments with Characteristics of Both Liability and Equity” (“FASB No. 150”). FASB No. 150 establishes standards for how companies classify and measure certain financial instruments with characteristics of both liabilities and equity. This Statement is effective for financial instruments entered into or modified after May 31, 2003. In October 2003, the FASB deferred certain provisions of FASB No. 150 relating to mandatorily redeemable non-controlling interests. The adoption of this standard did not have an impact on the results of operations or financial position of the Company.

      In November 2002, the FASB issued Interpretation No. 45 (“FIN 45”), “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of the Indebtedness of Others”, which clarifies the requirements of SFAS No. 5, “Accounting for Contingencies,” relating to a guarantor’s accounting for and disclosures of certain guarantees issued. FIN 45 requires enhanced disclosures for certain guarantees. It also requires certain guarantees that are issued or modified after December 31, 2002, including certain third-party guarantees, to be initially recorded on the balance sheet at fair value. The adoption of this standard did not have an impact on the results of operations or financial position of the Company. Disclosures required by FIN 45 are included in the Notes to the consolidated financial statements.

      In December 2003, the Financial Accounting Standards Board issued a revised Interpretation No. 46, Consolidation of Variable Interest Entities, an interpretation of Accounting Research Bulletin No. 51, (“FIN 46R”). FIN 46R requires the consolidation of entities in which an enterprise absorbs a majority of the entity s expected losses, receives a majority of the entity’s expected residual returns, or both, as a result of ownership, contractual or other financial interests in the entity. Currently entities are generally consolidated by an enterprise when it has a controlling financial interest through ownership of a majority voting interest in the entity. The provisions of FIN 46R are generally effective for existing (prior to February 1, 2003) variable interest relationships of a public entity no later than the end of the first reporting period that ends after March 15, 2004. However, prior to the required application of this interpretation, a public entity that is not a small business issuer shall apply FIN 46R to those entities that are considered to be special-purpose entities no later than the end of the first reporting period that ends after December 15, 2003. The Company does not have any special purpose entities and will apply the remaining provisions of FIN 46R to its first quarter 2004 financial statements.

      In 2002, the Emerging Issues Task Force (EITF) finalized its tentative consensus on EITF Issue No. 00-21, Revenue Arrangements With Multiple Deliverables (EITF 00-21), which provides guidance on

LOUDEYE CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

the timing and methods of revenue recognition for sales agreements that include delivery of more than one product or service. EITF 00-21 is effective prospectively for arrangements entered into in fiscal periods beginning after June 15, 2003. The Company recognizes revenue in accordance with the provisions of EITF 00-21.

3.	Revenue Recognition

      The Company recognizes revenue in accordance with Staff Accounting Bulletin No. 101, “Revenue Recognition in Financial Statements,” (SAB 101) as amended by Staff Accounting Bulletin No. 104 (SAB 104), and EITF 00-21. The Company recognizes revenue associated with the license of software in accordance with Statement of Position 97-2, “Software Revenue Recognition” (SOP 97-2), as amended by SOP 98-4, SOP 98-9 and related interpretations and Technical Practice Aids.

      The Company recognizes revenues from encoding services, digital music samples services, Internet radio services, live and on-demand webcasting services, software licensing, and media restoration services. The Company recognizes these revenues when persuasive evidence of an arrangement exists, the product and/or service has been delivered, the price is fixed and determinable, and collectibility is reasonably assured.

      In arrangements that include rights to multiple products and/or services, the Company allocates the total arrangement consideration among each of the deliverables using the residual method, under which revenue is allocated to undelivered elements based on verifiable and objective evidence of the fair value of the undelivered elements. Multiple element arrangements may consist of implementation services, development services, encoding services, digital music samples services, Internet radio services, and on-demand webcasting services. Verifiable and objective evidence is based upon the price charged when an element is sold separately.

      Under the provisions of SOP 97-2, in software arrangements that involve rights to multiple products and services, the Company allocates the total arrangement consideration among each of the deliverables using the residual method, under which revenue is allocated to the undelivered elements based on vendor-specific objective evidence of the fair value of such undelivered elements. Elements included in multiple element arrangements consist of software, intellectual property, implementation services, maintenance and consulting services. Vendor-specific objective evidence is based on the price charged when an element is sold separately or, in the case of an element not sold separately, the price established by management, if it is probable that the price, once established, will not change before market introduction.

      Deferred revenue arises from payments received in advance of the culmination of the earnings process. Deferred revenue expected to be realized within the next twelve months is classified as a current liability

      Encoding services consist of the conversion of audio and video content into Internet media formats. Sales of encoding services are generally under nonrefundable time and materials or per unit contracts. Under the provisions of SAB 101, as amended by SAB 104, and EITF 00-21, the Company recognizes revenues as the encoding services are rendered and the Company has no continuing involvement in the goods and services delivered, which generally is the date the finished media is shipped to the customer.

      Digital music samples services are provided to customers using the Company’s proprietary streaming media software, tools, and processes. Music samples are streamed files containing selected portions, or samples, of a full music track and are typically 30 to 60 seconds in length. Customer billings are based on the volume of data streamed at rates agreed upon in the customer contract, subject to a nonrefundable monthly minimum fee. Under the provisions of SAB 101, as amended by SAB 104, and EITF 00-21, the Company recognizes revenue in the period in which the samples are delivered.

LOUDEYE CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Similar to the digital music samples services, Internet radio and video services are provided to customers using the Company’s proprietary media software, tools and processes. Internet radio and video services can consist of the rebroadcasting over the Internet of a customer’s over-the-air radio programming. Services provided may also include playlist selection and programming services for online radio channels and may include related video content, such as music videos. Under the provisions of SAB 101, as amended by SAB 104, and EITF 00-21, revenue from the sale of Internet radio and video services is recognized on a monthly basis as the services are provided and customers are typically billed monthly in arrears.

      Webcasting services are provided to customers using the Company’s proprietary streaming media software, tools and processes. Services for live webcast events may be sold separately or combined with on-demand webcasting services in which the Company may host an archive of the webcast event for future use on an on-demand basis. In addition, on-demand webcasting services are often sold separately without the live event component. As a result, the Company has verifiable and objective evidence of the fair value for both the live and on-demand services. Accordingly, under the provisions of SAB 101, as amended by SAB 104, and EITF 00-21, the Company recognizes revenue for live webcasting in the period in which the webcast event occurs. Revenue for on-demand webcasting services are deferred and recognized ratably over the period in which the services are provided. Customer billings are typically based on the volume of data streamed at rates agreed upon in the customer contract or a set monthly fee.

      Media restoration services consist of services provided by our VidiPax subsidiary to restore and upgrade old or damaged archives of traditional media. Under the provisions of SAB 101, as amended by SAB 104, and EITF 00-21, the Company recognizes revenues as these services are rendered and the Company has no continuing involvement in the goods and services delivered, which generally is the date the finished media is shipped to the customer. As discussed in Note 6, the Company sold its Vidipax subsidiary on January 30, 2004 pursuant to an agreement dated October 31, 2003.

4.	Special Charges

      Beginning in the fourth quarter of 2000 and through the first quarter of 2003, the Company commenced a series of operational restructurings and facilities consolidations. As a result of these activities, the Company has recorded special charges in the years ended December 31, 2003, 2002 and 2001.

      In the fourth quarter of 2000, the Company assessed each product and service offering and the costs related to each in making the determination to cease providing, or otherwise change the level of support the Company would provide to these offerings. The Company determined that it was not feasible to continue to provide or support digital media consulting services, certain digital media applications and the Alive e-show platform in 2001. Additionally, the decision was made to decrease the level of emphasis placed on video encoding activities. This decision was made as a response to the decreased demand for such services, which started in the third quarter of 2000 and continued into the first quarter of 2001, at which time the Company determined that no further resources would be provided to support video encoding in the Seattle facility. In the second quarter of 2001, the Company terminated approximately 45% of its workforce. That reduction in force created excess facilities, resulting in the development of facilities consolidation plans. During 2002 the Company implemented additional consolidation and cost savings initiatives, which included continued integration and realignment processes related to our acquisition activity. As a result of these initiatives the Company consolidated its digital media services operations in the first quarter of 2002 from three separate facilities to one facility acquired in the Activate acquisition. Implementing these consolidation plans have generated a number of special charges in 2002, and 2001.

LOUDEYE CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      On February 4, 2003, the Company’s Chairman and Chief Executive Officer, John T. Baker, resigned and the Company engaged Regent Pacific Management Corporation to provide management services to the Company. On March 7, 2003, Regent Pacific resigned from the engagement and Jeffrey M. Cavins was elected President and Chief Executive Officer. During and subsequent to Regent Pacific’s engagement, the Company undertook a strategic and operational analysis of its business and product lines. This analysis resulted in the development of a new strategic and operational plan, under which the Company restructured itself to focus on its core competencies in digital media services and on core strategic customers and markets for its enterprise communications services.

      Implementing the consolidation and restructuring plans described above have generated a number of special charges, summarized as follows (in thousands):

	2003	2002	2001

Goodwill impairment	$5,307	$—	$9,418
Intangible and other asset impairments	685	1,437	11,938
Property and equipment impairments	670	2,029	6,534
Facilities related charges	658	1,490	6,194
Employee severance and termination benefits	501	1,890	3,177
Other restructuring charges	878	—	—

	$8,699	$6,846	$37,261

      Following is a more detailed description of the special charges for each of the categories in the table above:

      Goodwill Impairment. A revised corporate forecast was developed in connection with the 2003 strategic and operational plan. The revised forecast also considered that the Company had learned that revenue from a significant customer in its Media Restoration Services segment would be less than originally anticipated. Utilizing the revised forecast, the Company performed a reassessment of the carrying value of all of its assets, both tangible and intangible. The revised forecast demonstrated that certain tangible and intangible assets and goodwill related to its media restoration services and enterprise communications services businesses were impaired, as the projected undiscounted discernible cash flows did not exceed the carrying value of the assets over their estimated useful lives. The fair values of each of these assets were estimated using primarily a probability weighted discounted cash flow method. The fair value of goodwill was estimated under the two-step process required by FASB No. 142 and resulted in an impairment of the goodwill associated with the Media Restoration Services segment of $5.3 million during the first quarter of 2003.

      Intangible and other asset impairments. The Company recorded impairments of $685,000, $1.4 million and $21.4 million in 2003, 2002 and 2001, respectively, related to intangibles and other long-term assets. The Company decided in 2001 to focus on areas of business that it believed had a near-term opportunity to drive increases in revenue. This decision led to certain acquisitions described in Note 10.

      The goodwill previously recognized associated with the Alive.com acquisition and certain other digital applications had no discernable cash flows or fair value and, as a result, were impaired. The remaining unamortized balances, totalling $10.6 million were written off in the first quarter of 2001. In the third and fourth quarters of 2001, the Company reassessed the remaining Alive intangibles and recorded additional impairment charges of $180,000 and $117,000, respectively. The Company previously had capitalized the cost of warrants issued to a strategic partner. In the first quarter of 2001, the Company terminated this relationship and, accordingly, the Company recorded a charge of $708,000 related to the unamortized portion of the warrants.

LOUDEYE CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      In the fourth quarter of 2001, the Company performed a reassessment of the carrying value of all of the Company’s assets, both tangible and intangible, in conjunction with the corporate forecast for 2002 and beyond. The development of this forecast demonstrated that certain assets related to acquisitions in 2000 and 2001 were impaired, as the projected undiscounted discernible cash flows did not exceed the carrying value of the assets over the estimated useful life of those assets.

      In the fourth quarter of 2001, the Company recorded a charge totalling $5.0 million related to intangible assets acquired from DiscoverMusic in March 2001. Increased competition, including pricing pressures and the continued economic downturn caused the Company to lower its initial projections for the business and subsequently write-down the value originally assigned to the acquired customer list and other acquired intangibles. The Company did not expect to fully recover the current carrying value of the assets in the near term, resulting in the impairment. The assets were written down to estimated current cost to replace, which the Company believed was a reliable estimate of the fair value.

      In the fourth quarter of 2001, the Company recorded a charge totalling $3.5 million related to the impairment of various intangibles that were recorded as a result of its online radio transactions. Through December 31, 2001, the Company had not generated significant revenues from radio customers. Internal projections for online radio-related revenues were revised and were lower than those projections that existed at the time of the acquisitions. This revision and the general uncertainty of the economic situation and the advertising market required the Company to perform an assessment of these assets. The projected undiscounted cash flows over the remaining estimated life of two years did not fully support the carrying value of these assets on the balance sheet. Accordingly, the Company obtained an independent valuation to assess the fair values of these assets. The Company used this as the new basis of the intangible assets and recorded the difference between the carrying value and the assessed fair market value to special charges.

      The Company also recorded a charge totalling $1.2 million in the fourth quarter of 2001 related to the impairment of VidiPax goodwill. The projected undiscounted cash flows did not fully support the carrying value of the related goodwill. The Company estimated the fair value of VidiPax’s long-lived assets and charged the $1.2 million difference between the carrying value and the estimated fair market value to special charges.

      In the fourth quarter of 2002, in connection with the Company’s annual impairment test for goodwill and as a result of declining revenue, the Company obtained an independent valuation to assist in evaluating its goodwill and intangible assets for impairment in accordance with FAS 142 and FAS 144. The fair values of the Company’s reporting units and their respective intangible assets were estimated using primarily a discounted cash flow method. As a result of this analysis, the Company determined that certain of the intangible assets in its digital media services and enterprise communication services reporting units were impaired as the cash flows did not support the carrying value of the assets. Accordingly, the Company recorded special charges reflecting the impairment of these intangible assets as follows (in thousands):

	Enterprise	Digital Media
	Communication	Services	Total

Customer lists	$—	$743	$743
Acquired technology	268	426	694

	$268	$1,169	$1,437

      In the first quarter of 2003, the revised corporate forecast developed in connection with the 2003 strategic and operational plan described above demonstrated that certain intangible assets related to the Company’s media restoration services and enterprise communications services reporting units were impaired, as the projected undiscounted discernible cash flows over the estimated useful lives of the assets

LOUDEYE CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

did not exceed their carrying value. The fair values of each of these assets were estimated using primarily a discounted cash flow method, and resulted in impairments as follows (in thousands):

	Enterprise
	Communication	Media Restoration	Total

Customer lists and contracts	$33	$22	$55
Acquired technology	601	—	601
Other intangible assets	—	29	29

	$634	$51	$685

      Property and equipment. The Company recorded special charges of $6.5 million related to property and equipment in 2001. These included charges of approximately $820,000 related to previously capitalized software that the Company abandoned during 2001. The Company determined that due to the acquisition of a music samples platform from DiscoverMusic, the previously capitalized software costs associated with Loudeye’s separately developed music samples platform were redundant and not recoverable. Accordingly, since the code base developed by Loudeye would not be sold or otherwise used, it was determined to have no further value and the remaining unamortized cost, approximately $600,000, was adjusted to zero. The Company also discontinued all sales efforts related to certain digital media applications and terminated the related development efforts. This resulted in a full impairment and a related charge of $250,000.

      The Company’s decision in early 2001 to focus on the audio business led to a further review of its video assets. The Company performed a review of the current market prices for similar used equipment and adjusted the remaining value of its video assets down to the estimated net realizable value. The Company sold a significant amount of these assets at auction during the second quarter of 2001, at amounts approximately equal to their adjusted values. Prior to the sale, the Company had ceased depreciation the assets until such time as they were disposed of. The Company also recorded in the third quarter of 2001 charges of $607,000 related to assets acquired from DiscoverMusic that were abandoned due to obsolescence or otherwise unusable in its restructured business. In conjunction with the consolidated forecast for 2002 and beyond, it became apparent that the projected undiscounted cash flows were insufficient to recover fully the carrying value of the remaining property and equipment (excluding those recently acquired from Activate). The Company then performed an analysis of all remaining property and equipment that had not been purchased recently to determine its fair value. These analyses resulted in charges of $5.1 million in 2001.

      In the fourth quarter of 2002, as a result of declining revenue and economic conditions, it became apparent that projected undiscounted cash flows were insufficient to recover fully the carrying value of the remaining property and equipment related to the Company’s digital media services reporting unit (excluding those acquired from Streampipe). The Company then performed an analysis of the remaining property and equipment to determine its fair value. These analyses resulted in impairment charges of $2.0 million in 2002.

      In the first quarter of 2003, the revised corporate forecast developed in connection with the 2003 strategic and operational plan described above demonstrated that certain tangible assets related to the Company’s Digital Media Services and Media Restoration Services segments were impaired, as the projected undiscounted discernible cash flows of the assets over their estimated useful lives did not exceed their carrying value. The fair values of each of these assets were estimated using primarily a discounted cash flow method. In the fourth quarter of 2003, the Company vacated its facility in Washington, D.C. and migrated its operations to its facility on Rainier Avenue, Seattle, Washington. As a result of this decision, the Company recorded impairment charges of $68,000 related to the property and equipment located at the Washington, D.C. facility. The fair value of this equipment was estimated to be $90,000, based on discussions and negotiations with parties interested in purchasing the equipment, and is reported

LOUDEYE CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

in assets held for sale in the accompanying consolidated balance sheets. Total impairments of property and equipment were $670,000, consisting of $219,000 in the digital media services segment and $451,000 in the media restoration services segment.

      Facilities related charges.     As a result of acquisition activity, the de-emphasis of video encoding operations and the reductions in force that led to excess facilities, the board of directors approved plans to consolidate facilities during the course of 2001. In addition to the closing of the Company’s Santa Monica facility, these plans called for the closing of its London offices in early 2001 and the migration from four facilities in Seattle into one facility in late 2001 and early 2002. Accordingly, all unamortized leasehold improvements related to the vacated facilities, totalling $2.1 million, were charged to special charges in 2001. The Company also accrued for the rental payments it believed would be paid on these abandoned facilities while it sought a suitable sublessor or negotiate a termination of the lease. Related rent charges of $3.6 million were recorded in 2001, including $2.3 million in the fourth quarter of 2001, reflecting current local real-estate market conditions. In the fourth quarter of 2002, the Company accrued additional charges of $1.5 million to adjust its estimate of future rental payments and related costs associated with these leases and to reflect updated current local real estate market conditions.

      As discussed above, during the fourth quarter of 2002, management committed to a plan to exit certain of the Company’s leased facilities. The exit plan identified all significant actions to be taken, including the method of disposition, locations of those activities and the expected dates of completion. Under the provisions of EITF 94-3, the Company recorded the estimated lease termination costs in accrued special charges at December 31, 2002. Current year activity for accruals established under EITF 94-3 is summarized in the following paragraphs.

      In April 2003, the Company entered into a lease termination agreement with the landlord of its unoccupied facility on Fourth Avenue, Seattle, Washington. Under the terms of the agreement, the Company paid a lease termination fee of $200,000. As a result, all of the Company’s obligations under the lease were terminated effective April 30, 2003. In accordance with EITF 94-3, the lease termination fee was included in accrued special charges at December 31, 2002. The Company had been paying approximately $29,000 per month under this lease.

      In May 2003, the Company entered into a lease termination agreement with the landlord of its unoccupied facility in Ardsley, New York. Under the terms of the agreement, the Company paid a lease termination fee of approximately $114,000 which included its security deposit of $29,000. As a result, all of the Company’s obligations under the lease were terminated effective May 19, 2003. In accordance with EITF 94-3, the lease termination fee was included in accrued special charges at December 31, 2002. The Company had been paying approximately $19,000 per month under this lease.

      Under the provisions of FAS 146, the Company recorded certain additional lease termination costs during the year ended December 31, 2003. These additional costs were related to certain leased facilities whereby the Company had ceased using the facilities and notified the landlords that it had released its rights under the lease agreements. These additional costs were recognized and measured at the present value of the future minimum lease payments, net of estimated sublease rentals that could be reasonably obtained for the facilities. Current year activity for accruals established under FAS 146 is summarized in the following paragraphs.

      In March 2003, the Company terminated a portion of a lease for approximately half the space it occupied for its principal operating facility on Rainier Avenue, Seattle, Washington. Rents were reduced from approximately $108,000 per month with a term expiring on November 30, 2005 to rent for the remainder of the facility of approximately $33,000 per month through June 30, 2003 with options, that the Company exercised, to extend the term through December 31, 2003 at a base rent of $33,000 per month and pre-paid utility expenses of $60,000 per quarter. As consideration for the lease termination, the

LOUDEYE CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Company allowed its landlord to retain its security deposit in the amount of $218,500 and made cash payments of $126,700. On December 31, 2003, the Company signed a new lease with the landlord that expires on December 31, 2005. Monthly rental payments under the new lease are approximately $55,000 through March 2004 and then $73,000 thereafter, reflecting an increase in the square footage leased commencing April 1, 2004.

      In October 2003, the Company vacated and ceased using its former Streampipe facility in Washington, D.C. and migrated its operations to its facility on Rainier Avenue, Seattle Washington. At that time, the landlord was informed of the Company’s decision to no longer occupy the Washington D.C. facility and the Company’s release of its rights under the lease agreement. The lease for the facility expired in March 2004 and, under the requirements of FAS 146, the present value of future minimum rental payments, net of sublease rentals, of $43,000 were recorded in accrued special charges during the year ended December 31, 2003.

      The Company has accrued special charges related to its Vidipax facility in New York, New York. The lease agreement was originally entered into in December 2002 and the Company has never occupied the facility. During 2003, the Company informed the landlord of its decision to release its rights under the lease agreement and has been in ongoing discussions with the landlord to negotiate a lease termination agreement. Accordingly, under the requirements of FAS 146, the Company had accrued $562,000 in accrued special charges through the third quarter of 2003 representing the estimated fair value of future rental payments, net of sublease rentals and related costs with respect to the termination of this lease. In December 2003, the Company accrued an additional $150,000, for a total accrual of $712,000, to adjust its estimate of the fair value of the liability based on further negotiations with the landlord In February 2004, the Company entered into a lease settlement agreement with the landlord. The amount of the settlement has been included in accrued special charges at December 31, 2003.

      Employee severance. In connection with the operational restructurings and facilities consolidations described above, the Company has reduced is work force on several occasions during 2003, 2002 and 2001. Severance and related costs paid related to these employee terminations were as follows (in thousands):

	2003	2002	2001

First quarter	$91	$748	$682
Second quarter	264	1,142	1,537
Third quarter	52	—	104
Fourth quarter	2	—	854

Total	$409	$1,890	$3,177

      Other restructuring charges. The other restructuring charges of $878,000 represent fees and costs paid to Regent Pacific Management Corporation with respect to interim management services provided to the Company in connection with its management and operational restructuring.

LOUDEYE CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Accrued special charges. The following table reflects the activity in accrued special charges for the year ended December 31, 2003 related to the events described above (in thousands). The Company believes that it will ultimately pay all of these accrued charges, which primarily represent future rent obligations, in cash.

	December 31,	Additional			December 31,
	2002	Accruals	Payments	Adjustments	2003

Employee severance	$104	$501	$(409)	$(196)	$—
Facilities related charges	2,799	1,220	(1,787)	(562)	1,670
Other restructuring charges	—	878	(878)	—	—

Total	$2,903	$2,599	$(3,074)	$(758)	$1,670

      For certain of the lease terminations described above, the settlement amounts were less than the Company had accrued initially due to favorable negotiations with landlords and improvements in real estate markets. In other cases, the Company increased its accruals as a result of its ongoing evaluations of its lease obligations. The adjustments resulting from these settlements and additional accruals were recorded in special charges expense in the consolidated statements of operations.

      For certain of the employment terminations, the amounts paid were less than the Company had accrued initially due to favorable settlements with the former employees. These adjustments were recorded in special charges in the consolidated statements of operations.

5.	Assets Held for Sale

      On January 30, 2004, the Company’s wholly-owned media restoration services subsidiary, Vidipax, Inc., sold substantially all of its assets and certain liabilities to a company controlled by the current general manager of Vidipax pursuant to an asset purchase agreement signed on October 31, 2003. The total purchase price of $1.2 million was placed in escrow when the asset purchase agreement was signed. $900,000 will be released from escrow upon the assignment of a certain customer contract and $300,000 will be released from escrow upon the satisfaction of certain conditions. In addition, the Company may receive up to an additional $500,000 based on the purchaser achieving certain performance targets over a period of two years from the closing date. At closing, the Company also entered into a co-marketing and reseller agreement with the purchaser pursuant to which the Company will sell, for a fee, media restoration services on behalf of the purchaser for a two-year period. The co-marketing and earn-out provisions constitute continuing involvement by the Company under FAS 144. Consequently, Vidipax has not been reported as a discontinued operation. In addition, the Company has recorded in assets held for sale $90,000 of equipment located in its Washington D.C. facility that was vacated in October 2003.

LOUDEYE CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The following assets and liabilities of the media restoration services business to be sold have been classified as “held for sale” in the consolidated balance sheet (in thousands):

	December 31,

	2003	2002

Cash	$113	$109
Accounts receivable, net	147	394
Other current assets	103	178
Property & equipment, net	645	1,588
Other noncurrent assets	85	84

Total assets	$1,093	$2,353

Accounts payable	$98	$10
Current portion of capital lease obligation	—	15

Total liabilities	$98	$25

6.	Private Equity Financing

      On August 28, 2003, the Company issued 7,838,708 shares of common stock to institutional investors in a private placement transaction for $1.55 per share, raising gross proceeds of approximately $12.1 million. In connection with the transaction, the Company also issued warrants to the investors to purchase 783,871 shares of the Company’s common stock and warrants to the placement agent to purchase 195,968 shares of the Company’s common stock, representing total warrant shares of 979,839 shares of common stock. The exercise price of the warrants is $2.00 per share. The warrants are exercisable beginning February 27, 2004 and expire February 27, 2007. Net proceeds from the transactions, after issuance costs and a placement fee of 4% of the gross proceeds, were approximately $11.4 million.

      Within 45 calendar days following the closing date, the Company was required to file with the Securities and Exchange Commission (SEC) a registration statement covering the resale of all of the common stock purchased and the common stock underlying the warrants, including common stock underlying the placement agent’s warrant. The Company was required to use its commercially reasonable efforts to obtain effectiveness of the registration statement before the earlier of (a) the 120th calendar day following the closing date or (b) the fifth trading day following notification by the SEC that the registration statement will not be reviewed or is no longer subject to further review and comments.

      The registration rights agreement provided that if a registration statement was not filed, or did not become effective, within the defined time period, then in addition to any other rights the holders may have, the Company would be required to pay to each holder an amount in cash, as liquidated damages, equal to 2% per month of the aggregate purchase price, prorated daily. The registration statement was filed within the allowed time, and was declared effective by the SEC on October 14, 2003. Accordingly, no liquidated damages were required to be paid in connection with the initial registration.

      In accordance with EITF 00-19, “Accounting for Derivative Financial Instruments Indexed To, and Potentially Settled In a Company’s Own Stock,” and the terms of the warrants, the fair value of the warrants were accounted for as a liability, with an offsetting reduction to the carrying value of the common stock. The warrant liability was reclassified to equity as of the October 14, 2003 effective date of the registration statement.

      The fair value of the warrants was estimated using the Black-Scholes option-pricing model with the following assumptions: no dividends; risk-free interest rate of 2.71%, the contractual life of 3.5 years and

LOUDEYE CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

volatility of 136%. The fair value of the warrants was estimated to be $1.5 million on the closing date of the transaction. The fair value of the warrants was re-measured at September 30, 2003 and estimated to be $1.7 million. The increase in the fair value of $222,000 from the transaction date to September 30, 2003 was recorded as a charge to other expenses in the statement of operations during the third quarter of 2003. The fair value of the warrants increased by approximately $26,000 from September 30, 2003 to October 14, 2003 and such increase was reflected as a charge to other expenses in the statement of operations in the fourth quarter of 2003.

7.	Acquisitions

      Generally, the Company’s goodwill, intangibles and other assets have resulted from purchase acquisitions, equity transactions or the capitalization of software development costs. The acquisitions described below were accounted for under the purchase method of accounting.

      Streampipe In November 2002, the Company acquired TT Holding Corp. (“Streampipe”), a New York company which provided enterprise Webcasting technology and services pursuant to an agreement and plan of reorganization (“Merger Agreement”). The acquisition price was $4.5 million, consisting of $3.1 million of common stock issued at closing (7,900,165 shares), unsecured promissory notes (“Notes”) aggregating $1.1 million and transaction costs of $0.3 million. The Notes bear interest at an annual rate of 5% and matured on January 1, 2004. In addition, the Notes contained an equity redemption option pursuant to which the Company could, at its option, satisfy its obligation under the Notes by issuing additional shares of common stock. On December 31, 2003, the Company redeemed the Notes at a redemption price of $1.76 per share by issuing 635,386 shares of its common stock. The number of shares of common stock issued to redeem the Notes was calculated by dividing the principal and all accrued interest due under the Notes as of the date of redemption, by the average of the last sale price of its common shares for the 30 trading days preceding January 1, 2004

      The Company accounted for the acquisition in accordance with FAS 141. The purchase price allocation was as follows (in millions):

Current assets	$0.70
Property and equipment	0.30
Goodwill	3.80
Acquired technology	0.30
Website development costs	0.02
Liabilities	(0.60)

$4.52

      EncodeThis In June 2002, The Company acquired certain assets of Digital Media Broadcast (“EncodeThis”), a California company that provided digital media services similar to those of the Company. The total acquisition price was $608,000, consisting of $400,000 of the Company’s common stock (667,418 shares), a warrant to purchase 100,000 shares of common stock at a price of $1.00 per share, and $200,000 in cash. Approximately $169,000 of the purchase price was allocated to accounts receivable and property and equipment, with the remaining $439,000 allocated to customer related intangible assets.

      Activate.net In September 2001, the Company acquired Activate.net Corporation (“Activate”, a Seattle-based company which provided live and on-demand webcasting services for a variety of enterprise business communication needs. Activate had been operated as a majority-owned operating company of CMGi, Inc.

LOUDEYE CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Total acquisition consideration was $6.6 million. $1.0 million was paid in cash at closing and the Company assumed $2.4 million of liabilities as a part of its working capital and incurred costs of $0.2 million. The remaining $3.0 million of the purchase price was to be paid in stock or cash in September 2002. This remaining obligation was settled in the fourth quarter of 2002 for $2.0 million in cash and $300,000 of the Company’s common stock, resulting in a gain of $700,000 which has been included in other income in the consolidated statements of operations for the year ended December 31, 2002. The acquisition consideration was as follows (in millions):

Liabilities assumed	$2.4
Direct acquisition costs	0.2
Cash paid at closing	1.0
Accrued acquisition consideration	3.0

$6.6

      The Company accounted for the acquisition in accordance with FAS No. 141. The primary identified intangibles were related to technology in service which has not yet been patented and purchased contracts with firmly committed customer backlog. No purchase price was assigned to goodwill or in-process research and development. The purchase price allocation was as follows (in millions):

Current assets	$2.5
Property and equipment	2.4
Unpatented technology	1.6
Acquired contracts	0.1

$6.6

      Amounts allocated to unpatented technology were amortized over two years, while the amounts allocated to acquired contracts were amortized over one year.

      DiscoverMusic In March 2001, the Company purchased DiscoverMusic, a Seattle company that was the largest provider of music samples on the Internet. The Company paid $4.0 million in cash, net of DiscoverMusic’s cash, and issued 3,677,013 shares of common stock valued at $6.1 million for cash and stock consideration of $10.7 million. As part of the acquisition price, the Company placed $1.0 million in cash into an escrow account to pay for certain legal exposures assumed. In conjunction with the settlement of these legal matters, the Company paid the remaining portion of the legal escrow fund in March 2002. The total acquisition price, including costs of the acquisition and liabilities assumed, of $16.3 million was allocated as follows (in millions):

Current assets	$5.2
Property and equipment	1.1
Customer list	7.9
Digital samples archive	2.1

$16.3

      The customer list and digital samples archive acquired were being amortized over three and two years, respectively. In conjunction with its long-lived assets policy, the Company determined that some of the above acquired assets were impaired at December 31, 2001, and accordingly recorded an impairment charge. See Note 4.

LOUDEYE CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Online Radio In March and June 2001, the Company made three other asset acquisitions, primarily related to content and ad insertion technology and online radio technology. These acquisitions are presented in the following table (in thousands):

	Consideration Paid

	Addition
	Systems	theDial	OnAir	Total

Cash	$1,479	$1,511	$726	$3,716
Stock	847	—	693	1,540

Total Purchase price	$2,326	$1,511	$1,419	$5,256

	Allocation of Acquisition Price

Fixed Assets	$383	$—	$304	$687
Intangibles	1,943	1,511	1,115	4,569

Total Purchase price	$2,326	$1,511	$1,419	$5,256

      The following table presents the unaudited pro forma results assuming that the Company had acquired Streampipe and EncodeThis at the beginning of fiscal year 2002 (in thousands):

2002

Total revenues	$16,013
Net loss	(32,912)
Basic and diluted net loss per share	$(0.80)

8.	Allowance for Doubtful Accounts

      The activity in the allowance for doubtful accounts is summarized as follows (in thousands)

	2003	2002

Balance at beginning of year	$254	$474
Additions charged to expense	129	121
Write-offs of receivables, net of recoveries	(148)	(341)

Balance at end of year	$235	$254

9.	Prepaid Expenses and Other

      Prepaid expenses and other current assets consisted of the following (in thousands):

	2003	2002

Prepaid insurance	$49	$243
Miscellaneous receivables	68	225
Prepaid software licenses and maintenance agreements	46	178
Other prepaid expenses	182	90

	$345	$736

LOUDEYE CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

10.	Property and Equipment

      Property and equipment consists of the following (in thousands):

	2003	2002	Depreciable Lives

Production and computer equipment	$5,201	$5,221	3 years
Furniture, fixtures and equipment	5	5	5 years
Leasehold improvements	355	491	3-5 years
Software	376	386	3 years

Subtotal	5,937	6,103
Accumulated depreciation and amortization	(4,814)	(4,101)

Property and equipment, net	$1,123	$2,002

      Depreciation and amortization expense related to property and equipment was $1.3 million, $4.3 million and $7.2 million for the years ended December 31, 2003, 2002 and 2001, respectively.

11.	Intangible Assets and Goodwill

      The Company’s intangible assets at December 31, 2003 and 2002 were as follows (in thousands):

	Gross Carrying		Accumulated
	Amount		Amortization		Net Book Value

	2003	2002	2003	2002	2003	2002

Trade name	$—	$685	$—	$580	$—	$105
Customer list	748	2,219	662	1,339	86	880
Acquired technology	—	830	—	57	—	773

	$748	$3,734	$662	$1,976	$86	$1,758

      As described in Note 4, the Company recorded impairment charges related to certain intangible assets in 2003, 2002 and 2001. The customer list intangible asset will be amortized fully in the first quarter of 2004.

      Amortization of goodwill and intangible assets totaled $1.1 million, $3.0 million and $8.2 million for the years ending December 31, 2003, 2002 and 2001, respectively.

      The changes in the carrying amount of goodwill were as follows (in thousands):

	Years Ending
	December 31,

	2003	2002

Beginning balance	$5,307	$1,310
Impairment of goodwill from Streampipe acquisition	(3,775)	—
Vidipax intangible assets reclassified to goodwill	—	222
Goodwill (impairment) from Vidipax acquisition	(1,532)	3,775

Ending balance	$—	$5,307

      The Streampipe acquisition is a component of the Company’s digital media services segment and the Vidipax acquisition is a component of the Company’s media restoration services segment.

LOUDEYE CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

12.	Other Long-Term Assets

      Other long-term assets consisted of the following (in thousands):

	December 31,

	2003	2002

Long-term deposits	$300	$592
Capitalized software costs (net of accumulated amortization of $244 and $147)	49	146
Other	11	83

	$360	$821

      The decrease in long-term deposits resulted from the negotiated settlement of operating leases for unoccupied facilities. As described in more detail in Note 4, in several of these settlements the landlords were allowed to retain the security deposits for the facilities. These security deposits were included in other long-term assets in the consolidated balance sheet at December 31, 2002.

      In 2001, the company recorded impairment charges on capitalized software development costs of approximately $820,000. The Company did not capitalize any software development costs in 2003 or 2002.

13.	Other Accrued Expenses

      Other accrued expenses consisted of the following (in thousands):

	December 31,

	2003	2002

Accrued royalties	$600	$490
Accrued interest	15	—
Accrued legal fees	137	249
Other accrued liabilities	403	685

	$1,155	$1,424

14.	Line of Credit

      In June, 2003, the Company entered into a revolving credit facility (the “Revolver”) with a bank under which it may borrow up to $2.5 million based on a certain percentage of eligible accounts receivable. The Revolver expires in June, 2004 and is collateralized by substantially all of the Company’s assets. Borrowings under the Revolver bear interest at the greater of the prime rate plus 1.75% (5.75% at December 31, 2003) or 5.75%. In addition, the Company was required to establish a lockbox account with the lender to which all payments from customers are deposited. The lender applies such deposits to the outstanding borrowings and transfers any excess funds to the Company’s operating bank account. Annual fees for the lockbox arrangement are 0.35% of the average daily outstanding principal balance. At December 31, 2003, outstanding borrowings under the Revolver were $1.3 million. The Company is utilizing borrowings under the 2003 Revolving Facility for working capital and general corporate purposes.

      The Company also issued a warrant to the lender to purchase 47,500 shares of its common stock at $0.89 per share. The warrant expires in June 2010. The fair value of the warrants was estimated using the Black-Scholes option-pricing model with the following assumptions: no dividends; risk-free interest rate of 2.0%, contractual life of seven years and volatility of 136%. The fair value of the warrant was estimated to be $28,000 and was recorded in interest expense.

LOUDEYE CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

15.	Long-Term Debt and Capital Lease Obligations

Long-Term Debt

      On December 31, 2003, the Company entered into a Loan and Security Agreement (the “Term Loan”) with a bank under which it borrowed $3,000,000. The Term Loan also provides for up to $500,000 to collateralize standby letters of credit. Borrowings under the Term Loan are collateralized by substantially all of the Company’s assets and bear interest at the Prime Rate plus 1.25 percent (5.25% at December 31, 2003). Principal payments are due in equal monthly installments, plus interest, through January 1, 2007. In addition, the Term Loan restricts, among other things, the Company’s borrowings, dividend payments, stock repurchases, and sales or transfers of ownership or control, and contains certain other restrictive covenants that require the Company to maintain a certain quick ratio and tangible net worth, as defined in the Term Loan. The Company was in compliance with these covenants at December 31, 2003. The Company intends to use the proceeds to upgrade certain equipment related to its digital media services and technology infrastructure, repay certain capital lease obligations, and for working capital and other general corporate purposes.

      The Company also issued a warrant to the lender to purchase 25,000 shares of its common stock at $1.75 per share. The warrant expires in December 2010. The fair value of the warrant was estimated using the Black-Scholes option-pricing model with the following assumptions: no dividends; risk-free interest rate of 3.81%, the contractual life of seven years and volatility of 137%. The fair value of the warrant was estimated to be $46,000 and will be recorded in interest expense ratably over the term of the loan.

Capital Lease Obligations

      The Company has financed the acquisition of certain equipment with capital lease arrangements. These leases are collateralized by the equipment as well as by standby letters of credit totalling approximately $316,000. The leases bear interest at rates ranging form 2.26% to 7.52% with outstanding balances totalling approximately $481,000 at December 31, 2003.

      As of December 31, 2003, future minimum payments under capital leases are as follows (in thousands):

2004	$322
2005	169

491
Amount representing interest	(10)

$481

      The carrying value of assets held under capital lease obligations at December 31, 2003 was approximately $580,000.

16.	Income Taxes

      At December 31, 2003, the Company had net operating loss carryforwards of approximately $193.5 million related to Federal and state jurisdictions. Utilization of net operating loss carryforwards are subject to certain limitations. These carryforwards will expire in 2018 through 2023. The Company did not provide for any current or deferred Federal or state income tax expense or benefit for any of the periods presented because it has experienced operating losses since inception, and has provided full valuation allowances on net deferred tax assets because of uncertainty regarding their realizability. The valuation allowance increased by $5.5 million, $29.1 million, and $24.3 million in 2003, 2002, and 2001, respectively. Deferred income taxes consist primarily of net operating loss carryforwards and temporary differences for

LOUDEYE CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

customer deposits, accrued special charges, allowances, stock-compensation expense and the difference between book and tax depreciation and amortization.

      The difference between the statutory tax rate of 35% (34% federal and 1% state, net of federal benefits) and the tax benefit of zero recorded by the Company is due to the Company’s full valuation allowance against its net deferred tax assets.

      The components of the deferred tax assets and liabilities were as follows (in thousands):

	December 31,

	2003	2002

Deferred tax assets:
Net operating loss carryforwards	$67,732	$60,217
Basis difference in depreciable assets	4,819	6,676
Accrued special charges	585	1,016
Stock options and warrants	477	—
Other	609	785

Total net deferred tax assets	74,222	68,695
Valuation allowance	(74,222)	(68,695)

Total	$—	$—

17.	Stockholders’ Equity

Common Stock

      The holders of common stock are entitled to one vote per share on all matters to be voted on by the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available for that purpose. To date the Company has not declared any dividends on its common stock. In the event of a liquidation, dissolution or winding up of the Company, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock.

Preferred Stock

      The board of directors has the authority, without action by the stockholders, to designate and issue up to 5,000,000 shares of preferred stock in one or more series and to designate the rights, preferences and privileges of each series, any or all of which may be greater than the rights of the common stock.

Shares Reserved for Future Issuance

      The following shares of common stock have been reserved for future issuance as of December 31, 2003:

Stock option plans	12,873,661
2000 Employee stock purchase plan	652,055
Common stock warrants	1,726,136

15,251,852

LOUDEYE CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

18.	Net Loss Per Share

      Basic loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period. Diluted loss per share is computed by dividing net loss by the weighted average number of common and dilutive common equivalent shares outstanding during the year. Common equivalent shares consist of shares issuable upon the exercise of stock options and warrants (using the treasury stock method). Common equivalent shares are excluded from the calculation if their effect is antidilutive, which is the case for all periods presented. The Company has excluded the following numbers of shares using this method:

	2003	2002	2001

Options outstanding	6,683,707	8,059,358	8,206,103
Warrants outstanding	1,027,816	262,978	140,000

Shares excluded	7,711,523	8,322,336	8,346,103

      The Company had 1,207 and 87,291 shares outstanding that had been issued through stock option exercises but which were subject to repurchase at December 31, 2002 and 2001, with weighted average purchase prices of $0.17 and 0.31, respectively. There were no shares subject to repurchase at December 31, 2003. The impact of these unvested shares has been removed from the calculation of weighted average shares outstanding for purposes of determining basic and diluted earnings per share and basic and diluted pro forma earnings per share.

      The following table presents a reconciliation of shares used to calculate basic and diluted earnings per share:

	2003	2002	2001

Weighted average shares outstanding	49,797,540	41,416,228	41,606,726
Weighting of shares subject to repurchase	(626)	(23,072)	(177,622)

Weighted average shares used to calculate basic and diluted earnings per share	49,796,914	41,393,156	41,429,104

19.	Employee Benefit Plans

401(k) Plan

      The Company maintains a 401(k) plan covering its full-time employees over age twenty-one. Employees are eligible after three months employment. Under the 401(k) plan, employees may elect to reduce their current compensation by up to 80% up to the statutorily prescribed annual limit ($12,000 in 2003) and to have the amount of such reduction contributed to the 401(k) plan. The 401(k) plan permits, but does not require, Company matching contributions on behalf of all participants in the 401(k) plan. The Company expensed a contribution of $94,000 in 2001 that was contributed to the plan participants’ accounts in March 2002. No expense was incurred in 2003 or 2002.

2000 Employee Stock Purchase Plan

      In December 1999, the board of directors approved the creation of the 2000 Employee Stock Purchase Plan (ESPP). A total of 200,000 shares of common stock were reserved for issuance under the ESPP, with the number of shares reserved for issuance under the ESPP subject to an automatic annual increase on the first day of each of the fiscal years beginning in 2001, 2002, 2003, 2004 and 2005 equal to the lesser of 300,000 shares or 0.75% of the Company’s outstanding common stock on the last day of the immediately preceding fiscal year or a lesser number of shares as the board of directors determines. At

LOUDEYE CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2003, the total number of shares reserved for issuance was 1,075,175, and a total of 423,120 shares have been issued under the Plan.

Stock Option Plans

      Under the Company’s various stock option plans, the board of directors and its stock option committee may grant to employees, consultants, and directors both incentive and nonstatutory options to purchase the Company’s common stock. At December 31, 2003, the plans provided for options to purchase up to 17,824,487 of the Company’s common stock. One of the option plans provides for an automatic annual increase on the first day of each of the fiscal years beginning in 2001, 2002, 2003, 2004 and 2005 equal to the lesser of 2.5 million shares or 5% of our outstanding common stock on the last day of the immediately preceding fiscal year or a lesser number of shares as our Board determines. Option grants under the plans have terms of ten years and generally vest over three to four and one half years.

      Option activity under the plans was as follows:

		Weighted Average
	Number of	Grant Date Fair	Weighted Average
	Shares	Value per Share	Exercise Price per Share

Outstanding, January 1, 2001	5,603,023		4.64
Granted	7,996,606	0.97	1.11
Exercised	(257,093)		0.48
Cancelled	(5,136,433)		4.36

Outstanding, December 31, 2001	8,206,103		1.51
Granted	4,422,225	0.42	0.42
Exercised	(91,621)		0.28
Cancelled	(4,477,349)		1.41

Outstanding, December 31, 2002	8,059,358		0.98
Granted at below fair value	473,300	1.12	0.29
Granted at fair value	4,867,490	0.52	0.52
Exercised	(1,998,452)		0.80
Cancelled	(4,717,989)		0.96

Outstanding, December 31, 2003	6,683,707		0.67

LOUDEYE CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The following information is provided for options outstanding and exercisable at December 31, 2003:

	Outstanding
				Exercisable
			Weighted Average
		Weighted Average	Remaining		Weighted Average
	Number	Exercise Price	Contractual Life	Number	Exercise Price
Range per Share	of Shares	per Share	(in years)	of Shares	per Share

$0.25 - $0.27	2,653,000	$0.27	9.19	1,778,333	$0.27
$0.28 - $0.29	1,219,506	0.29	9.38	253,326	0.28
$0.31 - $0.36	1,243,461	0.36	8.84	313,257	0.36
$0.38 - $1.54	667,428	0.76	7.77	395,467	0.72
$1.74 - $19.75	900,312	2.75	8.96	344,979	3.74

December 31, 2003	6,683,707	$0.67	8.99	3,085,362	$0.72

December 31, 2002	8,059,358	$0.98	8.83	2,808,823	$1.56

December 31, 2001	8,206,103	$1.51	9.08	3,229,942	$1.47

20.	Commitments and Contingencies

Operating Leases

      The Company leases its facilities and certain equipment under non-cancelable operating leases. The leases expire at various dates through August 2005 and generally provide that the Company pay taxes, insurance, maintenance and other operating costs related to the leased assets.

      Future minimum lease payments under operating leases, net of sublease payments, as of December 31, 2003 are as follows (in thousands):

	Unoccupied	Occupied
	Facilities	Facilities	Total

2004	$1,108	$923	$2,031
2005	454	921	1,375

	$1,562	$1,844	$3,406

      Amounts due related to the unoccupied facilities may not represent the actual amount that will be paid under their respective leases, as the Company is in settlement negotiations with the landlord of one of the facilities and in litigation with the landlord of another facility. At December 31, 2003, the Company has recorded in accrued special charges an estimated liability of $1.7 million with respect to leases for its unoccupied facilities.

      Rent expense under operating leases totaled approximately $1.6 million, $2.0 million and $2.8 million during 2003, 2002 and 2001, respectively. In addition, the Company paid approximately $1.6 million in 2002 for operating leases that had been accrued as special charges in the prior year, related to unoccupied facilities. Approximately $600,000 of the 2001 rent expense is included within the special charge, as it related to that portion of rent for facilities which had been vacated under the Company’s plans of consolidation.

      At December 31, 2003, the Company had a commitment to purchase for $1.5 million certain equipment to upgrade its digital media services and technology infrastructure. The $1.5 million will be paid in the first quarter of 2004.

LOUDEYE CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The Company is also required to make royalty payments to the music companies and other various rights holders, based upon the amount of revenues the Company generates from its music related services. Amounts due under such agreements are included in cost of revenues.

Legal Proceedings

      Between July 26, 2001 and August 30, 2001, four substantially similar class action complaints were filed in the Untied States District Court for the Southern District of New York against the Company and certain of its former officers and directors, as well as against certain underwriters who handled its March 15, 2000 initial public offering of common stock. The various complaints were purportedly filed on behalf of a class of persons who purchased the Company’s common stock during the time period beginning on March 15, 2000 and ending on December 6, 2000. The complaints together allege violations of the Securities Act of 1933 and the Securities Exchange Act of 1934, primarily based on the allegation that there was undisclosed compensation received by the Company’s underwriters in connection with its initial public offering and the allegation that the underwriters entered into undisclosed arrangements with some investors that were designed to distort and/or inflate the market price for the Company’s common stock in the aftermarket following the initial public offering. These actions have all been consolidated before the same judge for pretrial purposes. No specific amount of damages has been claimed. The Company and the individual defendants have demanded to be indemnified by the underwriter defendants pursuant to the underwriting agreement entered into at the time of the initial public offering. Presently, all claims against the former officers have been withdrawn without prejudice. The Company, along with the many other issuer defendants, moved to dismiss the claims in the complaint. By decision dated February 19, 2003 the court denied the Company’s motion. A proposal has been made for the settlement and release of claims against the issuer defendants. The settlement is subject to a number of conditions, including approval of other proposed settling parties and the court. If the settlement does not occur, and litigation against the Company continues, management believes the Company has meritorious defenses and intends to defend the case vigorously.

      On February 3, 2003, the Company entered into an agreement with Regent Pacific Management Corporation pursuant to which Regent Pacific would provide management services. The agreement was for a term of 26 weeks, with an option to renegotiate certain terms of the agreement after 13 weeks, and was terminable by either party under certain circumstances. Under the agreement, the Company paid certain fees to Regent Pacific. In addition, Regent Pacific was to receive stock options to purchase up to 4,000,000 shares of our common stock based on Regent Pacific’s length of service. These options were to be granted at various times throughout their engagement at exercise prices based on the closing market price on each grant date. On March 7, 2003, Regent Pacific resigned from the engagement. On July 25, 2003, Regent Pacific filed suit against the Company in the United States District Court for the Northern District of California for breach of the agreement. In this complaint, Regent Pacific is seeking unspecified damages and specific performance of the alleged obligation to grant the stock options due to them under the contract. The Company believes that it has meritorious defenses to the claims made in the suit, intends to defend vigorously this suit, and intends to bring certain counterclaims against Regent Pacific.

      On or about January 8, 2003, Dominion Venture Finance, L.L.C. commenced an action against the Company and “John Doe” defendants in the Superior Court of the State of California, County of San Francisco. In its complaint, plaintiff alleges that pursuant to a loan and security agreement and a master lease agreement (the liabilities for which agreement, plaintiff alleges, were acquired by the Company when it merged with DiscoverMusic.com, Inc.) the Company failed to make certain required payments to plaintiff. On August 5, 2003, the Company agreed to settle all claims under the suit for a cash payment of approximately $228,000, which represented the outstanding principal and interest under the agreements.

LOUDEYE CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      In April 2003, the landlord of the Company’s unoccupied facility at 414 Olive Way, Seattle, WA filed suit against the Company in the Superior Court of Washington, King County, for breach of its lease and is seeking damages of $2.0 million. In January 2004, the Court entered a judgment in favor of the plaintiff for rents due through January 2004 of $438,000, which the Company appealed immediately. The Court reserved the other issues in the suit, including mitigation, interest and attorney’s fees, for trial. Management believes that the Company has meritorious defenses to the claims made in the suit and intends to defend this suit vigorously and the Company may also bring certain counterclaims against the landlord. If the Company does not prevail on its appeal or its counterclaims, the Company may be held liable for additional amounts beyond the amount of the judgment. As of December 31, 2003, the Company has recorded in accrued special charges an estimate of the amount the Company may ultimately be required to pay with respect to this matter.

      The Company becomes involved from time to time in various other claims and lawsuits incidental to the ordinary course of its operations, including such matters as contract and lease disputes and complaints alleging employment discrimination. The Company believes that the outcome of any such pending claims or proceedings individually or in the aggregate, will not have a material adverse effect upon its business or financial condition, cash flows, or results of operations.

21.	Related Party Transactions

      On September 1, 1998, the Company entered into a five-year lease agreement with the Company’s founder, largest shareholder and former Chairman of the Board, Martin Tobias, and his wife, Alex Tobias (the “Tobias’s”). The monthly rental payments were approximately $10,000 per month. Total payments were approximately $120,000 during each of the three years ended December 31, 2001. The Company terminated this lease effective February 28, 2002 and made an early termination payment of $72,000.

      On October 26, 2001, the Company entered into an agreement with the Tobias’s, pursuant to which Loudeye purchased four million shares of Loudeye common stock from the Tobias’s for $2.0 million, or $0.50 per share, and also entered into a comprehensive agreement with the Tobias’s, including the extension of a $2.0 million collateralized line of credit to the Tobias’s (“the Loan”). The Tobias’s had previously entered into a loan agreement with City National Bank to borrow a principal amount of $3.0 million. The Company collateralized $2.5 million of the principal amount with a letter of credit. The $2.0 million payment due to Mr. Tobias from the Company for the common stock was paid directly to City National Bank to reduce the current outstanding principal balance to $500,000. The new credit line was collateralized by liens on certain real property assets owned by Mr. Tobias, as well as all his remaining 4.6 million Loudeye shares. Under the terms of the agreement, the collateral shares were restricted from public market sale, without Loudeye’s consent, until the later of January 31, 2003, or the full repayment of the credit facility, which occurred in June of 2003. At December 31, 2002, amounts outstanding under the credit line were $1.1 million and are reflected in notes receivable from related parties. As part of the agreement, Mr. Tobias granted the Board of Directors of the Company an irrevocable proxy to vote the remaining shares of Common Stock owned by Mr. Tobias at any stockholders’ meeting. The proxy terminated on the repayment of the Loan in June of 2003. In addition, as part of the agreement, Mr. Tobias resigned from the Company’s Board of Directors. The agreement also permitted Mr. Tobias to establish a program for sales of his shares consistent with Rule 10b5-1 under the Securities Exchange Act of 1934 and with Rule 144 under the Securities Act of 1933, so long as the minimum per share sales price of the shares under such plan equaled or exceeded $1.25.

      In addition, under the Rule 10b5-1 program described above, if Mr. Tobias was unable to sell shares of Loudeye common stock so that the proceeds from these sales equal the lesser of (a) $500,000 or (b) the proceed from sales of 150% of the maximum number of shares that could have been sold by Mr. Tobias under Rule 144 during the calendar quarter multiplied by a discounted share price as defined

LOUDEYE CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

in the agreement, the Company agreed to purchase a limited number of shares from Mr. Tobias at a discount from market price. During 2003, the Company purchased a total of 1,468,850 shares from Mr. Tobias for $426,000. During 2002, the Company purchased a total of 1,812,170 shares from Mr. Tobias for $0.8 million.

      In March 2001, the Company loaned its former President, David L. Weld Jr., $90,000 pursuant to a promissory note bearing interest at the prime rate plus 1%. This loan was due in three equal installments of principal plus accrued interest in each of March 2002, September 2003, and September 2004. At December 31, 2002, $60,000 remained outstanding under the note and is included in notes receivable from related parties. The loan was repaid in full in September of 2003.

      In April 2001, the Company loaned its former Sr. Vice President of Sales, Todd A. Hinders $64,000 pursuant to a promissory note bearing interest at the prime rate plus 4%. This loan was due in annual installments on anniversary of the loan equal to the greater of $3,000 or the Alternative Minimum Tax credit carry forward utilized on Mr. Hinders’ income tax return for that year. At December 31, 2002, $38,169 remained outstanding under the note and is included in notes receivable from related parties. The remaining balance was repaid in full in January 2003.

      In May 2001, the Company acquired all of the capital stock of Addition Systems, Inc., owned by Digital Media Campus Inc., for $1,323,766 in cash. In connection with this transaction, Digital Media Campus assigned to the Company a promissory note receivable from eWave Networks. John Baker, the Company’s former Chief Executive Officer and Chairman of the Board of Directors, was Chief Operating Officer of Digital Media Campus until he joined Loudeye in March 2001. At December 31, 2002, the balance of the note receivable from eWave was $133,545 and is included in prepaid expenses and other current assets. The note receivable was repaid in full in June of 2003.

      On June 14, 2000, the Company entered into a five-year lease agreement with a company whose president and sole shareholder was a vice president of the Company until his employment terminated in August of 2001. Total payments during 2001 were approximately $362,000.

22.	Subsequent Events

      In February, 2004, the Company sold 10,810,811 shares of common stock at $1.85 per share to a limited number of accredited investors. The gross proceeds received from the financing were $20,000,000. The Company paid a placement fee equal to 5% of the gross proceeds. The net proceeds of the offering, after commissions and expenses, will be used for working capital and general corporate purposes, including expansion of the Company’s business-to-business digital music solutions in the U.S. and internationally. The Company has agreed to use its best efforts to file a registration statement covering the resale of the shares sold in the financing.

      In March 2004, the Company completed the acquisition of Overpeer, Inc. (“Overpeer”), a privately held company based in New York. Pursuant to the Agreement and Plan of Merger and Reorganization (the “Merger Agreement”), among Loudeye, Privateer Acquisition Corp., a wholly owned subsidiary of the Company, Overpeer and certain of Overpeer’s stockholders, Privateer Acquisition Corp. was merged with and into Overpeer, with Overpeer continuing as the surviving company and a wholly-owned subsidiary of the Company (the “Merger”). As a result of the Merger, all of the outstanding capital stock of Overpeer was exchanged for a total of 1,752,772 shares of Loudeye’s common stock. The number of shares issued in the Merger was calculated by dividing $4,000,000 by the volume weighted average closing sales price of Loudeye’s common stock on each of the thirty consecutive trading days preceding the closing of the Merger, or $2.2821 per share. 262,916 of the shares issued in the Merger will be held in escrow for one year and will be available during that time to satisfy indemnity claims under the Merger Agreement. The Company agreed to use its best efforts to file a registration statement for the resale of the securities

LOUDEYE CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

sold in the private placement on or before March 31, 2004, and to use its reasonable efforts to have the registration statement declared effective by the SEC as soon thereafter as practicable. The Company is currently in the process of determining the allocation of the purchase price and will record the purchase price allocation when a valuation of the assets acquired is completed.

23.	Segment Disclosures

      The Company operates in two business segments, digital media services and media restoration services, for which the Company receives revenues from its customers. The Company’s Chief Operating Decision Maker is considered to be the Company’s Executive Team (CET) that is comprised of the Company’s Chief Executive Officer, Chief Financial Officer, and certain of its Vice Presidents. The CET reviews financial information presented on a consolidated basis accompanied by disaggregated information about products and services for purposes of making decisions and assessing financial performance. The following table provides information about the Company’s segments (in thousands):

	Years Ended December 31,

	2003	2002	2001

Revenues
Digital Media Services	$10,065	$9,528	$7,713
Media Restoration Services	1,883	3,153	2,675

	$11,948	$12,681	$10,388

Net Loss
Digital Media Services	$(17,635)	$(30,614)	$(76,235)
Media Restoration	(1,539)	(548)	(161)

	$(19,174)	$(31,162)	$(76,396)

Assets
Digital Media Services	$25,829	$27,243	$78,781
Media Restoration Services	1,215	2,286	2,102

	$27,044	$29,529	$80,883

      The media restoration segment reflects the operating results and assets of the Company’s wholly-owned subsidiary, Vidipax, Inc. As disclosed in Note 5, on January 30, 2004 the Company sold substantially all of the assets of Vidipax.

LOUDEYE CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

24.	Quarterly Consolidated Financial Information (Unaudited)

      The following table sets forth certain unaudited consolidated quarterly statement of operations data for the eight quarters ended December 31, 2003. In the opinion of management, this information has been prepared substantially on the same basis as the audited consolidated financial statements and all necessary adjustments, consisting only of normal recurring adjustments, have been included in the amounts stated below to present fairly the unaudited quarterly results of operations. The quarterly data should be read in conjunction with our audited consolidated financial statements and the notes thereto. The operating results for any quarter are not necessarily indicative of the operating results for any future period.

	Three Months Ended

	Dec. 31,	Sep. 30,	June 30,	March 31,	Dec. 31,	Sep. 30,	June 30,	March 31,
	2003	2003	2003	2003	2002	2002	2002	2002

	(In thousands, except per share amounts)
REVENUES	$2,924	$2,811	$2,903	$3,310	$2,578	$3,626	$3,217	$3,260
COST OF REVENUES	1,418	1,561	1,682	2,545	2,961	3,521	3,641	3,190

GROSS PROFIT (LOSS)	1,506	1,250	1,221	765	(383)	105	(424)	70
OPERATING EXPENSES:
Research and development	320	399	392	577	470	425	974	1,290
Sales and marketing	419	485	835	1,547	1,836	1,370	2,245	2,216
General and administrative	1,670	1,615	1,740	2,753	2,772	2,366	2,762	3,475
Amortization of intangible and other assets	158	157	260	525	824	810	713	696
Stock-based compensation	345	724	191	38	42	83	93	(601)
Special Charges	262	—	—	8,437	4,956	—	1,142	748

Total operating expenses	3,174	3,380	3,418	13,877	10,900	5,054	7,929	7,824

OPERATING LOSS	(1,668)	(2,130)	(2,197)	(13,112)	(11,283)	(4,949)	(8,353)	(7,754)
Increase in fair value of common stock warrants	(26)	(222)	—	—	—	—	—	—
OTHER INCOME (EXPENSE) — NET	(19)	12	135	53	126	861	74	116

NET LOSS	$(1,713)	$(2,340)	$(2,062)	$(13,059)	$(11,157)	$(4,088)	$(8,279)	$(7,638)

NET LOSS PER SHARE — BASIC AND DILUTED	$(0.03)	$(0.05)	$(0.04)	$(0.28)	$(0.25)	$(0.10)	$(0.21)	$(0.19)

(1)	Loss per share is computed independently for each of the periods presented. Therefore, the sum of the quarterly per share amounts will not necessarily equal the total amount for the year.